Exhibit 99.1

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

WARSAW, N.Y., January 28, 2021 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the fourth quarter and year ended December 31, 2020.

Results for the Quarter

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Net income was $13.8 million compared to $13.1 million in 2019. After preferred dividends, net income available to common shareholders was $13.4 million, or $0.84 per diluted share, compared to $12.7 million, or $0.79 per diluted share, in 2019.

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Results for 2020 and 2019 were positively impacted by a reduction in income tax expense of approximately $915 thousand and $2.7 million, respectively, for federal and state tax benefits related to tax credit investments placed in service. These tax credit investments also generated a net loss of $155 thousand in 2020 and $528 thousand in 2019, recorded in noninterest income, reducing the net positive impact to $760 thousand in 2020 and $2.2 million in 2019.

•	Pre-tax pre-provision income(1) was the highest in Company history at $21.0 million for the quarter, an increase of $4.9 million from the fourth quarter of 2019.
•	Fourth quarter 2020 net income and pre-tax pre-provision income reflect approximately $148 thousand of non-recurring expenses related to the branch closure announced in October of 2020.

Results for the Year

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Net income was $38.3 million compared to $48.9 million in 2019. After preferred dividends, net income available to common shareholders was $36.9 million, or $2.30 per diluted share, compared to $47.4 million, or $2.96 per diluted share, in 2019.

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Results for 2020 and 2019 were positively impacted by a reduction in income tax expense of approximately $1.5 million and $2.7 million, respectively, for federal and state tax benefits related to tax credit investments placed in service. These tax credit investments also generated a net loss of $275 thousand in 2020 and $528 thousand in 2019, recorded in noninterest income, reducing the net positive impact to $1.2 million in 2020 and $2.2 million in 2019. Results for 2019 were negatively impacted by approximately $600 thousand of income tax expense recognized in the third quarter related to an adjustment to a provisional amount recorded in 2017.

•	Pre-tax pre-provision income was $72.9 million, an increase of $5.4 million from 2019.
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Full year 2020 net income and pre-tax pre-provision income reflect approximately $1.7 million of non-recurring expenses related to the previously announced closure of seven bank branches and a staffing reduction. First quarter 2020 results were negatively impacted by a significantly higher provision for credit losses of $13.9 million, as compared to $1.2 million in the first quarter of 2019. The after-tax impact of the higher provision as compared to first quarter of 2019 was $0.59 per diluted share. The higher provision was driven by the adoption of the current expected credit loss (“CECL”) standard and the impact of COVID-19 on the economic environment.

“Our Company reported strong fourth quarter results in a challenging environment,” said President and Chief Executive Officer Martin K. Birmingham. “Record net interest income, noninterest income bolstered by our diversified revenue stream and continued expense discipline all contributed to record-high net income, earnings per share and pre-tax pre-provision income, as well as an efficiency ratio below 56%.”

“I am proud of the many accomplishments of our organization in 2020. We have delivered uninterrupted critical banking services to our customers throughout the pandemic and continue to modify operations to keep our customers and associates safe. We rolled out a series of solutions to support our customers that included the temporary waiving or elimination of fees and offered the opportunity for loan payment relief or deferrals. We also helped existing and new customers take advantage of Paycheck Protection Program (“PPP”) loans to source needed funds to cover operating expenses. Last year, we helped approximately 1,700 small businesses obtain approximately $270 million of PPP loans, preserving an estimated 18,000 jobs in our markets.

“Progress was achieved on fundamental strategic objectives. We grew loans and core deposits and increased liquidity. To deliver enhanced digital capabilities to our customers during a time when at-home access was critical, we successfully completed the launch of our new online and mobile platform, Five Star Bank Digital Banking. Our enterprise standardization program resulted in a streamlining of processes and operations to enhance customer experiences while driving our efficiency ratio lower.

“During 2020, we witnessed the dramatic effects of the health crisis on the economy and our Company’s operations. Notwithstanding these challenges, we ended the year stronger than before the crisis started and are well-positioned to take care of our customers and communities. I would like to thank my Five Star associates for their continued commitment and dedication to our customers, our communities and each other. They quickly adapted to new working environments due to the pandemic, all while delivering strong results for our shareholders.”

Chief Financial Officer Justin K. Bigham added, “Despite severe economic conditions brought about by the COVID-19 pandemic, including the near-zero interest rate environment, we generated year-over-year positive operating leverage and delivered pre-tax pre-provision growth over 8% for the full year.

“We finished the year with a fourth quarter that demonstrates continued across-the-board improvement in our fundamentals, delivering record-high net income and pre-tax pre-provision income and an efficiency ratio below 56%.

“During the fourth quarter, we completed a $35 million subordinated debt offering to provide capital for use in serving our customers, taking advantage of growth opportunities and strengthening the Bank’s capital ratios. We also put a stock repurchase program in place for up to approximately 5% of the Company’s outstanding common shares. We believe that these actions provide important flexibility in managing our balance sheet.”

Enterprise Standardization Program

The Company’s enterprise standardization program is focused on improving operational efficiency and enhancing future profitability. On July 17, 2020, in connection with the program, Five Star Bank announced changes to adapt to a full-service branch model to streamline retail branches to better align with shifting customer needs and preferences. The announcement was the result of a nine-month comprehensive assessment of all lines of business and functional areas, conducted in partnership with a leading process improvement organization. The data-driven analysis identified, among other things, overlapping service areas, automation opportunities and streamlining of processes and operations.

The July announcement included the consolidation of eleven branches into five, resulting in six branch closings and a reduction in staffing. An additional branch closure was announced in October. These actions resulted in one-time expenses related to severance and real estate related charges of approximately $1.6 million in the third quarter of 2020 and approximately $148 thousand in the fourth quarter. Expense savings of $2.7 million are anticipated on an annualized basis.

The enterprise standardization program is not yet complete as we continue to evaluate activities and functions across the organization, focusing on ways to improve operational efficiency while enhancing the employee and customer experience.

Subordinated Note Issuance

On October 7, 2020, the Company completed a private placement of $35 million of fixed-to-floating rate subordinated notes due 2030 (the “Notes”) to qualified institutional buyers and accredited institutional investors. The Notes have a maturity date of October 15, 2030, and bear interest, payable semi-annually, at the rate of 4.375% per annum, until October 15, 2025. Commencing on that date, the interest rate will reset quarterly to an interest rate per annum equal to the then-current three-month secured overnight financing rate (“SOFR”) plus 426.5 basis points, payable quarterly until maturity.

The Company is entitled to redeem the Notes, in whole or in part, on any interest payment date on or after October 15, 2025, and in whole at any time upon certain other specified events. The proceeds are intended to be used for general corporate purposes and organic growth, while a portion has been contributed to Five Star Bank to support regulatory capital ratios.

In connection with the issuance and sale of the Notes, the Company executed a registered exchange offer effective December 22, 2020, to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended, with substantially the same terms as the Notes. The exchange offer expired on January 27, 2021.

Stock Repurchase Program

On November 4, 2020, the Company announced a stock repurchase program for up to 801,879 shares of common stock, or approximately 5% of the Company’s outstanding common shares. Shares may be repurchased in open market transactions and pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The timing and number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to purchase any shares and it may be extended, modified or discontinued at any time.

No shares were repurchased in 2020 under this program. In 2021, through January 27th, the Company repurchased 127,460 shares for an average repurchase price of $24.12 per share, inclusive of transaction costs.

Insurance Subsidiary Acquisition

On December 7, 2020, the Company announced a definitive agreement for the acquisition of the assets of Landmark Group (“Landmark”) by the Company’s insurance subsidiary SDN. A staple of the Rochester community since 1984, Landmark is an independent insurance brokerage firm delivering insurance, surety and risk management solutions across many business sectors including construction, manufacturing, real estate and technology, as well as individual personal insurance. Landmark Founder and Chairman Kelly M. Shea and President Christopher K. Shea will remain with SDN after the transaction closes to lead SDN’s Rochester operations and continue their long-term relationship with current clients. The transaction is subject to typical conditions to closing and is expected to be completed in the first quarter of 2021.

Net Interest Income and Net Interest Margin

Net interest income was $36.2 million for the quarter, an increase of $682 thousand from the third quarter of 2020 and $3.0 million higher than the fourth quarter of 2019.

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Average interest-earning assets for the quarter were $4.64 billion, $221.5 million higher than the third quarter of 2020 and $641.5 million higher than the fourth quarter of 2019. The increase was primarily the result of heightened Federal Reserve interest-earning cash, $55.0 million higher than the third quarter of 2020 and $144.5 million higher than the fourth quarter of 2019; an increase in investment securities, $93.3 million higher than the third quarter of 2020 and $88.4 million higher than the fourth quarter of 2019; and growth in loans, $73.2 million higher than the third quarter of 2020 and $408.6 million higher than the fourth quarter of 2019. Included in loan growth are PPP loans which had an average balance of $262.4 million in the fourth quarter of 2020 and $263.0 million in the third quarter of 2020.

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Net interest margin was 3.13%, nine basis points lower than the third quarter of 2020 and 20 basis points lower than the fourth quarter of 2019. Our net interest margin in 2020 has been impacted by the interest rate environment that reflects a flatter yield curve and lower rates. In addition, PPP loans contributed to net interest income in 2020 but resulted in reduced margin given the lower-yielding nature of these loans. In the fourth quarter, our excess liquidity position placed further pressure on net interest margin. As we continued to experience a heightened Federal Reserve interest-earning cash balance, excess liquidity was deployed into the investment securities portfolio, albeit at lower comparative yields, reflective of current market conditions.

Net interest income was $139.0 million for the year, $9.1 million higher than 2019. The increase was the result of a $356.0 million, or 8.9%, increase in average interest-earnings assets for the year, partially offset by a six-basis point decrease in net interest margin, to 3.22% from 3.28%.

Noninterest Income

Noninterest income was $11.3 million for the quarter compared to $12.2 million in the third quarter of 2020 and $9.7 million in the fourth quarter of 2019.

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Service charges on deposits of $1.5 million was $235 thousand higher than the third quarter of 2020 and $391 thousand lower than the fourth quarter of 2019. Insufficient fund fees in the second half of 2020 were lower than historic levels, likely due to the positive impact of stimulus programs on consumer account balances, however they did increase from the third quarter to the fourth quarter.

•	Insurance income of $878 thousand was $479 thousand lower than the third quarter of 2020 due to the timing of commercial renewals and relatively flat as compared to the fourth quarter of 2019.
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Investment advisory fees of $2.6 million was $152 thousand higher than the third quarter of 2020 and $220 thousand higher than the fourth quarter of 2019, as a result of the impact of market gains, new customer accounts and increases in existing accounts on assets under management.

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Income from investments in limited partnerships of $240 thousand was $345 thousand higher than the third quarter of 2020 and $380 thousand higher than the fourth quarter of 2019. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

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Income from derivative instruments, net was $904 thousand, $1.0 million lower than the third quarter of 2020 and $357 thousand lower than the fourth quarter of 2019. Income from derivative instruments, net is based on the number and value of interest rate swap transactions.

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Net gain on sale of loans held for sale of $1.6 million was $200 thousand higher than the third quarter of 2020 and $1.3 million higher than the fourth quarter of 2019 due to increased volume of residential real estate loans for sale and an increase in margin on these transactions. The low interest rate environment has resulted in a significant increase in mortgage refinancing activity.

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A net gain on investment securities of $150 thousand was recognized in the quarter compared to a net gain of $554 thousand in the third quarter of 2020 and a net loss of $44 thousand in the fourth quarter of 2019. The net gain in the fourth quarter was attributable to the sale of mortgage backed securities and collateralized mortgage obligations with higher prepayment behavior and lower yield profiles intended to reduce premium risk and protect margin. The net gain in the third quarter of 2020 is attributable to the management of premium risk, largely achieved through the sale of $20.0 million of fixed rate mortgage backed securities with higher expected prepayment speeds. Proceeds were reinvested in current coupon bonds, with lower anticipated prepayment behavior.

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A net loss on tax credit investments of $155 thousand was recognized in the fourth quarter as compared to $40 thousand in the third quarter of 2020 and $528 thousand in the fourth quarter of 2019. These losses include the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income.

Noninterest income was $43.2 million for the year, $2.8 million higher than 2019.

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Service charges on deposits of $4.8 million was $2.4 million lower than 2019, primarily due to the Company’s COVID-19 temporary relief initiatives combined with lower insufficient fund fees in the second half of 2020.

•	Income from derivative instruments, net of $5.5 million was $3.2 million higher than 2019, reflecting growth and maturity of the Company’s commercial loan business.
•	Net gain on sale of loans held for sale of $3.9 million was $2.5 million higher than 2019 as a result of increased volume and higher margins on residential real estate loans for sale.

Noninterest Expense

Noninterest expense was $26.5 million in the quarter compared to $28.5 million in the third quarter of 2020 and $26.8 million in the fourth quarter of 2019.

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Salaries and employee benefits expense of $14.2 million was $922 thousand lower than the third quarter of 2020 and $506 thousand lower than the fourth quarter of 2019, reflecting the impact of branch closures and reduction in staff previously discussed. Non-recurring severance costs were $18 thousand in the current quarter and $224 thousand in the third quarter.

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Professional services expense of $1.4 million was $110 thousand higher than the third quarter of 2020 and $454 thousand lower than the fourth quarter of 2019 primarily as a result of the timing of fees for consulting and advisory projects, including the Company’s improvement initiatives. Expenses related to improvement initiatives totaled $56 thousand in the fourth quarter of 2020 and the third quarter of 2020 and $510 thousand in the fourth quarter of 2019.

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Computer and data processing expense of $3.0 million was $227 thousand lower than the third quarter of 2020 and $447 thousand higher than the fourth quarter of 2019 primarily due to the timing of costs related to the Bank’s new online and mobile platform, Five Star Bank Digital Banking, and other investments in technology.

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FDIC assessments were $737 thousand in the quarter compared to $594 in the third quarter of 2020 and zero in the fourth quarter of 2019. The increase in assessments as compared to the third quarter of 2020 was the result of the increase in total assets. In 2018, the FDIC minimum reserve ratio was exceeded, resulting in credits used to offset expense in 2019, resulting in zero expense in the fourth quarter of 2019.

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Advertising and promotions expense of $554 thousand was $401 thousand lower than the third quarter of 2020 and $672 thousand lower than the fourth quarter of 2019. Advertising activity was reduced in March 2020 when the COVID-19 pandemic impacted operations in Western New York. Higher expense in the third quarter of 2020 is attributable to promotional costs for Five Star Bank Digital Banking. The advertising campaign started after the last wave of customers was transitioned to the new platform in mid-June and ended in late August.

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Restructuring charges of $130 thousand in the current quarter and $1.4 million in the third quarter of 2020 represent non-recurring real estate related charges related to the previously described branch closings and staff reduction.

Noninterest expense was $109.3 million for the year, $6.4 million higher than 2019.

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Salaries and employee benefits expense totaled $59.3 million in 2020, $3.0 million higher than 2019. The increase was primarily attributable to higher salaries, incentives and severance, partially offset by a staff reduction in the second half of the year.

•	Professional services expense of $6.3 million was $902 thousand higher than the previous year, primarily due to fees for consulting and advisory projects.
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Computer and data processing expense of $11.6 million was $1.7 million higher than 2019 as a result of costs related to the new online and mobile platform combined with other investments in technology.

•	FDIC assessments for the year were $1.2 million higher than the previous year due to the credits previously discussed.
•	Advertising and promotions expense of $2.6 million was $968 thousand lower than 2019 as a result of reduced advertising activity.

•	Restructuring charges totaling $1.5 million in 2020 represent non-recurring charges related to the previously described branch closings and staff reduction.

Income Taxes

Income tax expense was $1.7 million for the quarter compared to $2.9 million for the third quarter of 2020 and $312 thousand for the fourth quarter of 2019. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the fourth quarter of 2020, third quarter of 2020 and fourth quarter of 2019, resulting in income tax expense reductions of approximately $915 thousand, $213 thousand and $2.7 million, respectively

The effective tax rate was 10.9% for the quarter compared to 19.3% for the third quarter of 2020 and 2.3% for the fourth quarter of 2019. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Income tax expense was $7.4 million for the year, $3.2 million lower than 2019. The effective tax rate for 2020 was 16.2% compared to 17.8% for 2019.

Balance Sheet and Capital Management

Total assets were $4.91 billion at December 31, 2020, down $46.9 million from September 30, 2020, and up $528.1 million from December 31, 2019.

Investment securities were $900.0 million at December 31, 2020, up $93.1 million from September 30, 2020, and up $123.1 million from December 31, 2019. The Company’s 2020 investment strategy was to reinvest cash flow from the portfolio, coupled with deploying excess liquidity into cash flowing agency mortgage backed securities. Increased purchase activity in the fourth quarter of 2020 resulted from the execution of a strategy to reallocate excess Federal Reserve cash balances into higher yielding, collateral eligible agency mortgage backed securities.

Total loans were $3.60 billion at December 31, 2020, up $26.6 million, or 0.7%, from September 30, 2020, and up $374.2 million, or 11.6%, from December 31, 2019. 2020 loan growth includes approximately $271 million of PPP loans that carry a 1% interest rate. The Company recorded net PPP loan origination fees of approximately $8.0 million that are amortized over a 24-month period.

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Commercial business loans totaled $794.1 million, down $24.0 million, or 2.9%, from September 30, 2020, and up $222.1 million, or 38.8%, from December 31, 2019. The increase from the fourth quarter of 2019 was primarily attributable to PPP loans. At December 31, 2020, the PPP loan balance was $248.0 million, net of deferred fees.

•	Commercial mortgage loans totaled $1.25 billion, up $51.9 million, or 4.3%, from September 30, 2020, and up $147.6 million, or 13.3%, from December 31, 2019.
•	Residential real estate loans totaled $599.8 million, up $2.9 million, or 0.5%, from September 30, 2020, and up $27.5 million, or 4.8%, from December 31, 2019.
•	Consumer indirect loans totaled $840.4 million, relatively unchanged compared to September 30, 2020 and down $9.6 million, or 1.1%, from December 31, 2019.

Total deposits were $4.28 billion at December 31, 2020, $86.6 million lower than September 30, 2020, and $722.7 million higher than December 31, 2019. The decrease from September 30, 2020, was primarily the result of a seasonal decrease in public deposits partially offset by growth in the non-public and reciprocal deposit portfolios. The Company utilized lower cost brokered deposit balances to pay off a maturing Federal Home Loan Bank term advance of $100 million during the third quarter. The increase from December 31, 2019, was primarily due to growth in non-public demand and reciprocal deposits. Public deposit balances represented 20% of total deposits at December 31, 2020, compared to 23% of total deposits at September 30, 2020, and 24% at December 31, 2019.

Short-term borrowings were $5.3 million at December 31, 2020, unchanged from September 30, 2020, and a decrease of $270.2 million from December 31, 2019. The lower level of short-term borrowings in 2020 is attributable to growth in brokered deposits, which were utilized as a cost-effective alternative to Federal Home Loan Bank borrowings. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale funding base.

Shareholders’ equity was $468.4 million at December 31, 2020, compared to $456.4 million at September 30, 2020, and $438.9 million at December 31, 2019. Common book value per share was $28.12 at December 31, 2020, an increase of $0.74 or 2.7% from $27.38 at September 30, 2020, and an increase of $1.77 or 6.7% from $26.35 at December 31, 2019. Tangible common book value per share(1) was $23.52 at December 31, 2020, an increase of $0.76 or 3.3% from $22.76 at September 30, 2020, and an increase of $1.86 or 8.6% from $21.66 at December 31, 2019.

During the fourth quarter of 2020, the Company declared a common stock dividend of $0.26 per common share. The dividend returned 31% of fourth quarter net income to common shareholders.

The Company’s regulatory capital ratios at December 31, 2020, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.25%, compared to 8.42% and 9.00% at September 30, 2020, and December 31, 2019, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.18%, compared to 10.19% and 10.31% at September 30, 2020, and December 31, 2019, respectively.
•	Tier 1 Capital Ratio was 10.63%, compared to 10.66% and 10.80% at September 30, 2020, and December 31, 2019, respectively.
•	Total Risk-Based Capital Ratio was 13.61%, compared to 12.74% and 12.77% at September 30, 2020, and December 31, 2019, respectively.

Credit Quality

Non-performing loans were $9.5 million at December 31, 2020, compared to $10.9 million at September 30, 2020, and $8.6 million at December 31, 2019. Net charge-offs were $2.4 million in the quarter, $1.9 million higher than the third quarter of 2020 and $1.4 million lower than the fourth quarter of 2019. The ratio of annualized net charge-offs to total average loans was 0.27% in the current quarter, 0.06% in the third quarter of 2020 and 0.48% in the fourth quarter of 2019.

Foreclosed assets at December 31, 2020, were $3.0 million, relatively unchanged from September 30, 2020, and an increase of $2.5 million from December 31, 2019. The increase as compared to year-end 2019 is attributable to one commercial credit that was partially charged off during the first quarter of 2020 and foreclosure occurred in the third quarter.

The Company adopted CECL effective January 1, 2020, which resulted in an increase to the allowance for credit losses - loans of $9.6 million and established a reserve for unfunded commitments of $2.1 million, for a total pre-tax cumulative effect adjustment of $11.7 million.

At December 31, 2020, the allowance for credit losses - loans to total loans ratio was 1.46% compared to 1.38% at September 30, 2020, and 0.95% at December 31, 2019. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the December 31, 2020, allowance for credit losses - loans to total loans ratio was 1.57%(1), an increase of eight basis points from 1.49%(1) at September 30, 2020. Increases in the allowance ratio in 2020 reflect the impact of COVID-19 and the corresponding impact on the economic environment.

The provision for credit losses - loans was $5.4 million in the quarter compared to $3.6 million in the third quarter of 2020 and $2.7 million in the fourth quarter of 2019. Provision for credit losses also includes increases in the allowance for unfunded commitments of $73 thousand and $461 thousand in the fourth and third quarters of 2020, respectively.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.26% at December 31, 2020, 0.31% at September 30, 2020, and 0.27% at December 31, 2019. The ratio of allowance for credit losses - loans to non-performing loans was 551% at December 31, 2020, compared to 453% at September 30, 2020, and 353% at December 31, 2019.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2020, on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2020, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on January 29, 2021, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of approximately 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to complete the acquisition of Landmark Group’s assets, the Company’s ability to successfully integrate and profitably operate Landmark Group and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2020				2019
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$93,878	$282,070	$119,610	$152,168	$112,947
Investment securities:
Available for sale	628,059	515,971	469,413	444,845	417,917
Held-to-maturity, net	271,966	290,946	309,872	346,239	359,000
Total investment securities	900,025	806,917	779,285	791,084	776,917
Loans held for sale	4,305	7,076	6,654	3,822	4,224
Loans:
Commercial business	794,148	818,135	818,691	588,868	572,040
Commercial mortgage	1,253,901	1,202,046	1,140,326	1,107,376	1,106,283
Residential real estate loans	599,800	596,902	585,035	579,800	572,350
Residential real estate lines	89,805	94,017	97,427	102,113	104,118
Consumer indirect	840,421	840,579	828,105	843,668	850,052
Other consumer	17,063	16,860	16,237	15,402	16,144
Total loans	3,595,138	3,568,539	3,485,821	3,237,227	3,220,987
Allowance for credit losses - loans	52,420	49,395	46,316	43,356	30,482
Total loans, net	3,542,718	3,519,144	3,439,505	3,193,871	3,190,505
Total interest-earning assets	4,520,416	4,577,057	4,314,490	4,116,688	4,058,107
Goodwill and other intangible assets, net	73,789	74,062	74,342	74,629	74,923
Total assets	4,912,306	4,959,201	4,680,930	4,471,768	4,384,178
Deposits:
Noninterest-bearing demand	1,018,549	1,013,176	1,008,958	732,917	707,752
Interest-bearing demand	731,885	786,059	727,676	724,670	627,842
Savings and money market	1,642,340	1,724,463	1,368,805	1,270,253	1,039,892
Time deposits	885,593	841,230	888,569	1,059,345	1,180,189
Total deposits	4,278,367	4,364,928	3,994,008	3,787,185	3,555,675
Short-term borrowings	5,300	5,300	105,300	109,500	275,500
Long-term borrowings, net	73,623	39,258	39,308	39,291	39,273
Total interest-bearing liabilities	3,338,741	3,396,310	3,129,658	3,203,059	3,162,696
Shareholders’ equity	468,363	456,361	448,045	439,393	438,947
Common shareholders’ equity	451,035	439,033	430,717	422,065	421,619
Tangible common equity (1)	377,246	364,971	356,375	347,436	346,696
Accumulated other comprehensive income (loss)	$2,128	$(209)	$(496)	$(2,082)	$(14,513)

Common shares outstanding	16,042	16,038	16,038	16,020	16,003
Treasury shares	58	62	62	80	97
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.25%	8.42%	8.49%	8.78%	9.00%
Common equity Tier 1 capital ratio	10.18%	10.19%	10.27%	10.05%	10.31%
Tier 1 capital ratio	10.63%	10.66%	10.76%	10.53%	10.80%
Total risk-based capital ratio	13.61%	12.74%	12.83%	12.54%	12.77%
Common equity to assets	9.18%	8.85%	9.20%	9.44%	9.62%
Tangible common equity to tangible assets (1)	7.80%	7.47%	7.74%	7.90%	8.05%

Common book value per share	$28.12	$27.38	$26.86	$26.35	$26.35
Tangible common book value per share (1)	$23.52	$22.76	$22.22	$21.69	$21.66

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Year Ended		2020				2019
	December 31,		Fourth	Third	Second	First	Fourth
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$161,299	$168,800	$40,168	$39,719	$39,759	$41,653	$42,179
Interest expense	22,314	38,888	3,987	4,220	5,578	8,529	9,006
Net interest income	138,985	129,912	36,181	35,499	34,181	33,124	33,173
Provision for credit losses	27,184	8,044	5,495	4,028	3,746	13,915	2,653
Net interest income after provision for credit losses	111,801	121,868	30,686	31,471	30,435	19,209	30,520
Noninterest income:
Service charges on deposits	4,810	7,241	1,489	1,254	480	1,587	1,880
Insurance income	4,403	4,570	878	1,357	819	1,349	881
ATM and debit card	7,281	6,779	1,960	1,943	1,776	1,602	1,796
Investment advisory	9,535	9,187	2,595	2,443	2,251	2,246	2,375
Company owned life insurance	1,902	1,758	505	470	462	465	465
Investments in limited partnerships	104	352	240	(105)	(244)	213	(140)
Loan servicing	249	432	143	49	50	7	116
Income from derivative
instruments, net	5,521	2,274	904	1,931	1,940	746	1,261
Net gain on sale of loans held for sale(1)	3,858	1,352	1,597	1,397	612	252	324
Net gain (loss) on investment securities	1,599	1,677	150	554	674	221	(44)
Net gain (loss) on other assets	(61)	29	(69)	(55)	(1)	64	(27)
Net loss on tax credit investments	(275)	(528)	(155)	(40)	(40)	(40)	(528)
Other	4,250	5,258	1,099	1,019	934	1,198	1,308
Total noninterest income	43,176	40,381	11,336	12,217	9,713	9,910	9,667
Noninterest expense:
Salaries and employee benefits	59,336	56,330	14,163	15,085	15,074	15,014	14,669
Occupancy and equipment (2)	13,655	13,552	3,248	3,263	3,388	3,756	3,446
Professional services	6,326	5,424	1,352	1,242	1,580	2,152	1,806
Computer and data processing (2)	11,645	9,983	3,023	3,250	2,699	2,673	2,576
Supplies and postage	1,975	2,036	442	463	517	553	482
FDIC assessments	2,242	1,005	737	594	539	372	-
Advertising and promotions	2,609	3,577	554	955	545	555	1,226
Amortization of intangibles	1,134	1,250	273	280	287	294	302
Restructuring charges	1,492	-	130	1,362	-	-	-
Other(1)	8,840	9,671	2,612	1,981	1,946	2,301	2,261
Total noninterest expense	109,254	102,828	26,534	28,475	26,575	27,670	26,768
Income before income taxes	45,723	59,421	15,488	15,213	13,573	1,449	13,419
Income tax expense	7,391	10,559	1,688	2,940	2,441	322	312
Net income	38,332	48,862	13,800	12,273	11,132	1,127	13,107
Preferred stock dividends	1,461	1,461	365	365	366	365	365
Net income available to common
shareholders	$36,871	$47,401	$13,435	$11,908	$10,766	$762	$12,742
FINANCIAL RATIOS:
Earnings per share – basic	$2.30	$2.97	$0.84	$0.74	$0.67	$0.05	$0.80
Earnings per share – diluted	$2.30	$2.96	$0.84	$0.74	$0.67	$0.05	$0.79
Cash dividends declared on common stock	$1.04	$1.00	$0.26	$0.26	$0.26	$0.26	$0.25
Common dividend payout ratio	45.22%	33.67%	30.95%	35.14%	38.81%	520.00%	31.25%
Dividend yield (annualized)	4.62%	3.12%	4.60%	6.72%	5.60%	5.76%	3.09%
Return on average assets	0.82%	1.14%	1.10%	1.02%	0.97%	0.10%	1.21%
Return on average equity	8.49%	11.61%	11.86%	10.72%	10.05%	1.03%	11.88%
Return on average common equity	8.50%	11.74%	12.00%	10.82%	10.11%	0.72%	12.02%
Return on average tangible common
equity (3)	10.25%	14.45%	14.38%	13.02%	12.25%	0.88%	14.64%
Efficiency ratio (4)	60.22%	60.59%	55.79%	60.12%	61.16%	64.26%	62.05%
Effective tax rate	16.2%	17.8%	10.9%	19.3%	18.0%	22.2%	2.3%

(1)

Beginning in the fourth quarter of 2020, pair off fees on forward sale mortgage contracts are included in net gain on sale of loans held for sale. Previously, they were included in other expense. Prior periods have been reclassified to conform to the current presentation.

(2)

Beginning in the first quarter of 2020, software service contracts and software amortization are classified as computer and data processing expense. Previously, they were included in occupancy and equipment expense. Prior periods have been reclassified to conform to the current presentation.

(3)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(4)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Year Ended		2020				2019
	December 31,		Fourth	Third	Second	First	Fourth
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$112,802	$22,023	$176,950	$121,929	$92,214	$59,309	$32,494
Investment securities (1)	794,908	822,744	862,956	769,673	766,636	779,894	774,520
Loans:
Commercial business	735,535	569,941	803,536	808,582	757,588	570,886	567,998
Commercial mortgage	1,164,827	1,021,220	1,243,035	1,180,747	1,133,832	1,100,660	1,073,527
Residential real estate loans	587,620	547,505	599,773	590,483	581,651	578,407	566,256
Residential real estate lines	97,321	107,654	91,856	95,288	99,543	102,680	106,011
Consumer indirect	836,168	882,056	840,210	830,647	827,030	846,800	856,823
Other consumer	16,007	16,047	16,948	16,445	15,155	15,466	16,100
Total loans	3,437,478	3,144,423	3,595,358	3,522,192	3,414,799	3,214,899	3,186,715
Total interest-earning assets	4,345,188	3,989,190	4,635,264	4,413,794	4,273,649	4,054,102	3,993,729
Goodwill and other intangible assets, net	74,364	75,557	73,942	74,220	74,504	74,797	75,093
Total assets	4,693,225	4,285,825	4,992,886	4,775,333	4,624,360	4,376,125	4,299,342
Interest-bearing liabilities:
Interest-bearing demand	714,904	655,534	774,688	704,550	712,300	667,533	660,738
Savings and money market	1,443,692	983,447	1,722,938	1,574,068	1,329,632	1,143,628	1,014,434
Time deposits	959,541	1,098,440	871,103	867,479	984,832	1,116,736	1,120,823
Short-term borrowings	86,495	309,893	9,188	57,856	110,272	169,827	241,557
Long-term borrowings, net	47,387	39,235	71,481	39,314	39,297	39,279	39,262
Total interest-bearing liabilities	3,252,019	3,086,549	3,449,398	3,243,267	3,176,333	3,137,003	3,076,814
Noninterest-bearing demand deposits	905,412	721,133	997,607	987,908	912,238	721,975	725,590
Total deposits	4,023,549	3,458,554	4,366,336	4,134,005	3,939,002	3,649,872	3,521,585
Total liabilities	4,241,989	3,864,808	4,530,043	4,320,057	4,178,921	3,934,909	3,861,542
Shareholders’ equity	451,236	421,017	462,843	455,276	445,439	441,216	437,800
Common equity	433,908	403,689	445,515	437,948	428,111	423,888	420,472
Tangible common equity (2)	$359,544	$328,132	$371,573	$363,728	$353,607	$349,091	$345,379
Common shares outstanding:
Basic	16,022	15,972	16,032	16,031	16,018	16,006	15,995
Diluted	16,063	16,031	16,078	16,058	16,047	16,069	16,072
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.31%	2.39%	2.06%	2.23%	2.49%	2.48%	2.40%
Loans	4.18%	4.77%	3.97%	4.02%	4.14%	4.61%	4.70%
Total interest-earning assets	3.73%	4.26%	3.46%	3.60%	3.76%	4.15%	4.22%
Interest-bearing demand	0.15%	0.21%	0.13%	0.14%	0.14%	0.21%	0.21%
Savings and money market	0.33%	0.44%	0.25%	0.28%	0.31%	0.56%	0.48%
Time deposits	1.24%	2.07%	0.66%	0.92%	1.39%	1.83%	1.94%
Short-term borrowings	1.85%	2.56%	8.49%	1.60%	1.03%	2.11%	2.21%
Long-term borrowings, net	6.09%	6.30%	5.76%	6.31%	6.29%	6.29%	6.29%
Total interest-bearing liabilities	0.69%	1.26%	0.46%	0.52%	0.71%	1.09%	1.16%
Net interest rate spread	3.04%	3.00%	3.00%	3.08%	3.05%	3.06%	3.06%
Net interest margin	3.22%	3.28%	3.13%	3.22%	3.23%	3.31%	3.33%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Year Ended		2020				2019
	December 31,		Fourth	Third	Second	First	Fourth
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to
adoption of CECL	$30,482	$33,914	$49,395	$46,316	$43,356	$30,482	$31,668
Impact of adopting CECL	9,594	-	-	-	-	9,594	-
Beginning balance, after
adoption of CECL	40,076	33,914	49,395	46,316	43,356	40,076	31,668
Net loan charge-offs (recoveries):
Commercial business	7,384	1,989	747	(88)	(1,458)	8,183	1,942
Commercial mortgage	1,755	2,980	80	603	1,072	-	-
Residential real estate loans	72	297	(3)	(7)	(6)	88	156
Residential real estate lines	(3)	7	-	-	-	(3)	3
Consumer indirect	4,278	5,420	1,462	(115)	1,175	1,756	1,523
Other consumer	329	783	112	95	3	119	215
Total net charge-offs	13,815	11,476	2,398	488	786	10,143	3,839
Provision for credit losses - loans	26,159	8,044	5,423	3,567	3,746	13,423	2,653
Ending balance	$52,420	$30,482	$52,420	$49,395	$46,316	$43,356	$30,482

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	1.00%	0.35%	0.37%	-0.04%	-0.77%	5.77%	1.36%
Commercial mortgage	0.15%	0.29%	0.03%	0.20%	0.38%	0.00%	0.00%
Residential real estate loans	0.01%	0.05%	0.00%	0.00%	0.00%	0.06%	0.11%
Residential real estate lines	0.00%	0.01%	0.00%	0.00%	0.00%	-0.01%	0.01%
Consumer indirect	0.51%	0.61%	0.69%	-0.05%	0.57%	0.83%	0.71%
Other consumer	2.06%	4.88%	2.64%	2.31%	0.08%	3.09%	5.30%
Total loans	0.40%	0.37%	0.27%	0.06%	0.09%	1.27%	0.48%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,975	$1,177	$1,975	$2,628	$4,918	$5,507	$1,177
Commercial mortgage	2,906	3,146	2,906	3,372	4,140	2,984	3,146
Residential real estate loans	2,587	2,484	2,587	3,305	2,992	1,971	2,484
Residential real estate lines	323	102	323	207	177	143	102
Consumer indirect	1,495	1,725	1,495	1,244	868	1,777	1,725
Other consumer	231	6	231	147	87	2	6
Total non-performing loans	9,517	8,640	9,517	10,903	13,182	12,384	8,640
Foreclosed assets	2,966	468	2,966	2,999	679	749	468
Total non-performing assets	$12,483	$9,108	$12,483	$13,902	$13,861	$13,133	$9,108

Total non-performing loans to total loans	0.26%	0.27%	0.26%	0.31%	0.38%	0.38%	0.27%
Total non-performing assets to total assets	0.25%	0.21%	0.25%	0.28%	0.30%	0.29%	0.21%
Allowance for credit losses - loans to total loans	1.46%	0.95%	1.46%	1.38%	1.33%	1.34%	0.95%
Allowance for credit losses - loans to non-performing loans	551%	353%	551%	453%	351%	350%	353%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Year Ended		2020				2019
	December 31,		Fourth	Third	Second	First	Fourth
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,912,306	$4,959,201	$4,680,930	$4,471,768	$4,384,178
Less: Goodwill and other intangible assets, net			73,789	74,062	74,342	74,629	74,923
Tangible assets			$4,838,517	$4,885,139	$4,606,588	$4,397,139	$4,309,255

Ending tangible common equity:
Common shareholders’ equity			$451,035	$439,033	$430,717	$422,065	$421,619
Less: Goodwill and other intangible assets, net			73,789	74,062	74,342	74,629	74,923
Tangible common equity			$377,246	$364,971	$356,375	$347,436	$346,696

Tangible common equity to tangible assets (1)			7.80%	7.47%	7.74%	7.90%	8.05%

Common shares outstanding			16,042	16,038	16,038	16,020	16,003
Tangible common book value per share (2)			$23.52	$22.76	$22.22	$21.69	$21.66

Average tangible assets:
Average assets	$4,693,225	$4,285,825	$4,992,886	$4,775,333	$4,624,360	$4,376,125	$4,299,342
Less: Average goodwill and other intangible assets, net	74,364	75,557	73,942	74,220	74,504	74,797	75,093
Average tangible assets	$4,618,861	$4,210,268	$4,918,944	$4,701,113	$4,549,856	$4,301,328	$4,224,249

Average tangible common equity:
Average common equity	$433,908	$403,689	$445,515	$437,948	$428,111	$423,888	$420,472
Less: Average goodwill and other intangible assets, net	74,364	75,557	73,942	74,220	74,504	74,797	75,093
Average tangible common equity	$359,544	$328,132	$371,573	$363,728	$353,607	$349,091	$345,379

Net income available to common shareholders	$36,871	$47,401	$13,435	$11,908	$10,766	$762	$12,742
Return on average tangible common equity (3)	10.25%	14.45%	14.38%	13.02%	12.25%	0.88%	14.64%

Pre-tax pre-provision income:
Net income	$38,332	$48,862	$13,800	$12,273	$11,132	$1,127	$13,107
Add: Income tax expense	7,391	10,559	1,688	2,940	2,441	322	312
Add: Provision for credit losses	27,184	8,044	5,495	4,028	3,746	13,915	2,653
Pre-tax pre-provision income	$72,907	$67,465	$20,983	$19,241	$17,319	$15,364	$16,072

Total loans excluding PPP loans:
Total loans	$3,595,138		$3,595,138	$3,568,539	$3,485,821
Less: Total PPP loans	247,951		247,951	264,138	261,468
Total loans excluding PPP loans	$3,347,187		$3,347,187	$3,304,401	$3,224,352

Allowance for credit losses - loans	$52,420		$52,420	$49,395	$46,316
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.57%		1.57%	1.49%	1.44%

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)	Allowance for credit losses – loans divided by total loans excluding PPP loans.